EXHIBIT 99.1
News Release
Contacts: Steve Himes, 980-636-5636, SHimes@chiquita.com (Investors & Analysts)
Tiffany Breaux, 980-636-5029, TBreaux@chiquita.com (Media)

CHIQUITA ANNOUNCES MANAGEMENT UPDATE

CHARLOTTE, N.C. - December 4, 2012 – Chiquita Brands International, Inc. (NYSE: CQB) today announced that Brian W. Kocher, the Company’s Chief Financial Officer, has been named to the newly created position of Chief Operating Officer (COO). Kocher will remain in his position as Chief Financial Officer (CFO) until his replacement is named. The Company has initiated a CFO search.

In alignment with the Company’s new strategic direction, it is consolidating global sales, business unit and food safety capabilities into a single organization, to be led by Kocher, focused on increasing cash flow in core businesses and driving value via customer relationships. Chiquita’s commercial operations will be organized around two core business units: Bananas globally and Salads & Healthy Snacks in North America. The decision comes with the goal of reestablishing and reenergizing Chiquita bananas and Fresh Express salads as the simple core of the Company’s focus, which ultimately will create increased value for consumers, customers and shareholders.

“While these are early days in my tenure, I continue to be impressed by the caliber of the Chiquita team. Brian is an outstanding CFO, but as we look to consolidate our commercial operations to better leverage our core products, it is clear that Brian has the right experience and skills for the task at hand. Brian’s financial depth combined with his vast operations experience having been President of both North America and Europe and the Middle East, make him uniquely qualified to serve as COO,” said Ed Lonergan, Chiquita President and Chief Executive Officer. “As we look to find Brian’s replacement, our focus will be on a finance executive with a commitment to our re-focused business strategy in our two core areas and a mindset to drive profitable growth.”

Kocher has held various senior leadership positions since joining Chiquita in 2005. Prior to serving as Chief Financial Officer, he was President, North America; President, Europe and the Middle East; and Vice President, Controller and Chief Accounting Officer. He has more than 18 years of accounting, sales, finance and business process change expertise, including senior roles at General Electric, Hill-Rom, and PricewaterhouseCoopers.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.
Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products – from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit our corporate web site at www.chiquita.com.

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